Exhibit 99.1

FOR IMMEDIATE RELEASE

March 1, 2017

MOCON Reports Fourth Quarter and Annual 2016 Results

MINNEAPOLIS, MN, March 1, 2017 – MOCON, Inc. (NASDAQ: MOCO), today reported financial results for the fourth quarter and year ended December 31, 2016.

Fourth Quarter 2016 Highlights:

●	Double digit revenue growth year-over-year
o	Package Testing Segment increased 21 percent
o	Permeation Segment declined by nine percent
o	Industrial Analyzers and Other Segment increased 37 percent
●	Gross profit was 57 percent of revenue; a two-percentage point improvement year-over-year
●	Net income was $1.8 million, or $0.30 per diluted share, compared to $0.3 million, or $0.05 per diluted share in the fourth quarter of 2015
●	Adjusted EBITDA was $2.9 million, or 17 percent of revenue compared to $2.1 million, or 13 percent of revenue in the year-ago quarter

Commenting on the company’s solid fourth quarter performance, MOCON’s president and chief executive officer, Robert L. Demorest said, “We are very pleased with our financial performance in the fourth quarter of 2016. $16.9 million in revenue matches our prior quarterly record that was set in the fourth quarter of 2014. At that time, the euro was much stronger than it is today. We have continued to improve our product cost and operating expense profile which has resulted in a significant improvement in our bottom line results. Our adjusted EBITDA increased for both the fourth quarter and full year to 17 percent of revenue from 13 percent and 14 percent in the respective prior year periods”.

2016 Revenue and Earnings Summary

Fourth quarter 2016 results compared to fourth quarter 2015:

●	Revenue increased ten percent
●	Revenue from foreign customers accounted for 65 percent for both 2016 and 2015
●	Operating income was $2.1 million, or 12 percent of revenue compared to $0.5 million, or four percent of revenue
●	Net income was $1.8 million, or $0.30 per diluted share, compared to a net income of $0.3 million, or $0.05 per diluted share
●	Adjusted EBITDA was $2.9 million, or 17 percent of revenue, compared to $2.1 million, or 13 percent of revenue (See reconciliation to non-GAAP information below)

Full year 2016 results compared to full year 2015:

●	Revenue increased four percent
●	Revenue from foreign customers accounted for 66 percent for both 2016 and 2015
●	Operating income was $6.3 million, or ten percent of revenue compared to $4.4 million, or seven percent of revenue
●	Net income grew 68 percent and was $5.0 million, or $0.86 per diluted share, compared to a net income of $3.0 million, or $0.51 per diluted share.
●	Adjusted EBITDA was $10.5 million, or 17 percent of revenue, compared to $8.5 million, or 14 percent of revenue (See reconciliation to non-GAAP information below)

Revenue and Gross Margin by Segment ($ in thousands)

	Three Months Ended December 31,
	Revenue			Gross Margin as a % of Revenue
	2016	2015	Growth %	2016	2015
Package Testing	$8,354	$6,899	21%	56%	54%
Permeation	5,929	6,519	-9%	63%	59%
Industrial Analyzers and Other	2,607	1,905	37%	45%	42%
Total Revenue	$16,890	$15,323	10%	57%	55%

	Year Ended December 31,
	Revenue			Gross Margin as a % of Revenue
	2016	2015	Growth %	2016	2015
Package Testing	$30,257	$26,583	14%	57%	54%
Permeation	23,039	24,599	-6%	60%	59%
Industrial Analyzers and Other	10,015	9,572	5%	45%	46%
Total Revenue	$63,311	$60,754	4%	56%	55%

Revenue from the Package Testing segment for the fourth quarter and year ended December 31, 2016 increased 21 percent and 14 percent, respectively, compared to the year-ago periods due to strong demand for headspace analyzers, leak detection equipment and related services across the globe. As discussed in the previous quarter results, Europe is experiencing significant growth with increased demand for convenience and sustainable food packaging. In addition, the growth that the U.S. is experiencing in modified atmosphere packaging technologies is being driven through overall market expansion as food production lines are upgraded.

Revenue from the Permeation segment for the fourth quarter and year ended December 31, 2016 declined by nine and six percent compared to the year-ago periods, respectively. The decline is attributable to reduced US shipments primarily driven by orders that were received too late within the quarter to be shipped before December 31, 2016 as evidenced by an $800,000 increase in the company’s Permeation backlog during the fourth quarter of 2016. In addition, approximately $0.3 million and $0.6 million of the year-over-year decline for the quarter and the year respectively, was attributable to the sale of our odor and aroma consulting business.

The Industrial Analyzers and Other segment increased by 37 percent and five percent year-over-year for the fourth quarter and year ended December 31, 2016, respectively. Sensor revenue sold primarily to OEM customers in the U.S. grew year-over-year by 27 percent and 36 percent in the fourth quarter and full year ended December 31, 2016. The growth in analyzer sales is driven by increased demand in environmental monitoring and worker safety markets.

Gross Profit, Operating Income and Operating Expense Commentary

For the three-months ended December 31, 2016 and 2015, gross profit was 57 percent and 55 percent of revenue, and operating income was 12 percent and four percent of revenue, respectively. For the year ended December 31, 2016 and 2015, gross profit was 56 percent and 55 percent of revenue, and operating income was 10 percent and seven percent of revenue, respectively.

The fourth quarter 2016 gross profit rate in the Package Testing segment was 56 percent, a two-percentage point increase when compared to the year-ago quarter. As the company had experienced throughout the first nine months of 2016, the fourth quarter increase was driven by revenue growth and process improvement initiatives.

Despite the fact that revenue declined by nine percent, the Permeation segment’s fourth quarter gross profit rate increased by four percentage points year-over-year to 63 percent of revenue. The increase was driven by the mix between product, services and consulting. In the fourth quarter of 2016, product revenue, which generates the highest gross margins in this segment, comprised 81 percent of this segment’s revenue compared to 70 percent in the fourth quarter of 2015.

The Industrial Analyzers and Other segment gross profit rate for the current quarter increased by three percentage points to 45 percent compared to 42 percent in the prior year quarter due to a reduction in the cost to deliver services.

Selling, general and administrative (SG&A) expenses were 37 percent and 38 percent of revenue in the fourth quarters of 2016 and 2015, respectively. The company’s management expects that SG&A expenses will modestly increase as several open positions are filled. Research and development expenses were seven percent and eight percent of revenue in the fourth quarters of 2016 and 2015, respectively, which is in line with the company’s commitment to continued innovation.

Balance Sheet and Cash Flow Summary

●	Cash and cash equivalents increased to $8.3 million at December 31, 2016 compared to $6.3 million at December 31, 2015
●

Days sales outstanding were 57 in the fourth quarter of 2016 compared to 51 in the third quarter of 2016, primarily driven by a $0.9 million sequential increase in revenue that was shipped toward the end of the fourth quarter

●	Total debt was $0.2 million at December 31, 2016 compared to $3.0 million at December 31, 2015

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide. See www.mocon.com for more information.

MOCON, Inc. Company Contacts:

Elissa Lindsoe, CFO

763-493-6370 / www.mocon.com

Or

Steven Hooser, Investor Relations

Three Part Advisors, LLC

(214) 872-2710

Use of Non-GAAP Financial Measures

MOCON supplements its financial statements to provide investors with earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA plus share-based compensation, gain on sale of business, realignment expenses, and foreign currency transactional losses (“Adjusted EBITDA”), which are not calculated in accordance with general accepted accounting principles (“GAAP”) in the United States of America.

MOCON believes that these non-GAAP measures provide useful information to the company’s Board of Directors, management and investors regarding certain trends relating to its financial condition and operating performance. MOCON’s management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes

The method MOCON uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. MOCON urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Safe Harbor

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” “planned”, or other similar expressions. All forward-looking statements speak only as of the date of this press release. MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, the company’s ability to realize the cost savings associated with the realignment plan implemented in 2015, fluctuations in foreign currency exchange rates, the terms of MOCON’s credit agreement including financial covenants included therein, dependence on certain key industries, pricing and lack of availability of raw materials, crude oil pricing impact on oil exploration activities, and other factors set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON's shares are traded on the NASDAQ Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

STATEMENT OF OPERATIONS DATA: (unaudited)

	Quarters Ended December 31,		Year Ended December 31,
	2016	2015	2016	*2015
Revenue
Products	$13,176	$11,860	$49,506	$47,832
Services	3,296	2,618	11,674	9,956
Consulting	418	845	2,131	2,966
Total revenue	16,890	15,323	63,311	60,754
Cost of revenue
Products	5,726	5,289	21,198	21,308
Services	1,248	1,131	4,793	4,205
Consulting	332	502	1,663	2,017
Total cost of revenue	7,306	6,922	27,654	27,530
Gross profit	9,584	8,401	35,657	33,224

Selling, general and administrative expenses	6,275	5,871	23,615	23,468
Research and development expenses	1,210	1,260	4,844	4,341
Realignment expenses	-	731	903	1,049
Operating income	2,099	539	6,295	4,366
Other income, net	135	3	371	93
Income before income taxes	2,234	542	6,666	4,459
Income tax expense	475	276	1,666	1,487
Net income	$1,759	$266	$5,000	$2,972
Net income per common share:
Basic	$0.30	$0.05	$0.86	$0.52
Diluted	$0.30	$0.05	$0.86	$0.51
Weighted average common shares outstanding:
Basic	5,818	5,767	5,802	5,753
Diluted	5,894	5,806	5,835	5,818

* Our Statement of Operations for the year ended December 31, 2015 has been revised to correct a $470,000 overstatement of revenue and cost of revenue which impacted our Permeation Products and Services reporting segment. This immaterial revision had no impact to our reported gross profit, operating income or net income per common share.

CONDENSED BALANCE SHEET DATA: (unaudited)

	December 31, 2016	December 31, 2015
Assets:
Cash and marketable securities	$8,313	$6,344
Accounts receivable, net	10,726	8,786
Inventories	6,728	7,790
Other current assets	1,395	1,782
Total current assets	27,162	24,702
Property, plant and equipment, net	5,457	5,995
Goodwill, intangibles and other assets	15,829	16,722
Total assets	$48,448	$47,419
Liabilities and Shareholders’ Equity:
Notes payable, current	83	65
Other current liabilities	10,632	9,534
Total noncurrent liabilities	1,282	4,348
Shareholders’ equity	36,451	33,472
Total liabilities and shareholders’ equity	$48,448	$47,419

CONDENSED CASH FLOW DATA: (unaudited)	December 31, 2016	December 31, 2015

Net cash provided by operations	$7,283	$6,372
Net cash used in investing activities	(343)	(1,683)
Net cash used in financing activities	(4,875)	(4,002)
Effect of exchange rate changes	(96)	(675)
Net increase in cash	1,969	12
Cash beginning of year	6,344	6,332
Cash end of year	$8,313	$6,344

MOCON, INC.

NON-GAAP RECONCILIATION

(in Thousands, Except Share Data)

	Quarter Ended December 31,		Year Ended December 31,

	2016	2015	2016	2015

Net income	$1,759	$266	$5,000	$2,972
Interest expense, net	7	20	53	118
Income tax expense	475	276	1,666	1,487
Depreciation and amortization	634	627	2,551	2,460

EBITDA	2,875	1,189	9,270	7,037
Share-based compensation	189	153	750	642
Gain on sale of business	(201)	-	(553)	-
Realignment expenses	-	731	903	1,049
Foreign currency transaction loss (gain)	56	(23)	116	(209)

Adjusted EBITDA	$2,919	$2,050	$10,486	$8,519